Exhibit 99.1

Steel Connect Reports Second Quarter Financial Results

Second Quarter 2021 Results

•Net revenue totaled $156.0 million, as compared to $215.5 million in the prior year
•Net loss was $2.2 million, as compared to a loss of $3.6 million in the prior year
•Net loss attributable to common stockholders was $2.7 million, as compared to a loss of $4.1 million in the prior year
•Adjusted EBITDA* was $21.2 million, as compared to $22.5 million in the prior year
•Net cash used in operating activities was $20.5 million
•Free Cash Flow* totaled $(21.6) million
•Total debt, net of unamortized discounts and issuance costs, was $376.9 million; Net Debt* totaled $296.3 million

Six-Month Financial Results

•Net revenue totaled $326.0 million, as compared to $440.6 million in the prior year
•Net loss was $5.7 million, as compared to income of $1.2 million in the prior year
•Net loss attributable to common stockholders was $6.8 million, as compared to income of $0.2 million in the prior year
•Adjusted EBITDA* was $43.7 million, as compared to $45.4 million in the prior year
•Net cash provided by operating activities was $5.2 million
•Free Cash Flow* totaled $3.0 million

SMYRNA, TN (March 10, 2021) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its second quarter ended January 31, 2021.

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
	(in thousands)
Net revenue	$156,047	$215,452	$325,981	$440,605
Net (loss) income	(2,196)	(3,557)	(5,747)	1,235
Net (loss) income attributable to common stockholders	(2,726)	(4,088)	(6,814)	168
Adjusted EBITDA*	21,211	22,532	43,747	45,365
Adjusted EBITDA margin*	13.6%	10.5%	13.4%	10.3%
Net cash (used in) provided by operating activities	(20,541)	(7,537)	5,186	14,873
Additions to property and equipment	1,101	6,298	2,160	10,370
Free cash flow*	(21,642)	(13,835)	3,026	4,503

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

The Company continues to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on its employees, customers, suppliers and financial results. The severity of the impact on the Company's business for the remainder of calendar 2021 and beyond will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic, the extent and severity of the impact on the Company's customers and suppliers, the continued disruption to demand for our businesses' products and services, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. The Company continues to focus on cash management and liquidity, which includes reduction of discretionary spending, aggressive working capital management, strict approvals for capital expenditures and other actions. The Company will evaluate further actions if circumstances warrant.

Results of Operations

Comparison of the Second Quarter and Six Months Ended January 31, 2021 and 2020

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
	(unaudited, in thousands)
Net revenue:
Products	$91,155	$123,117	$196,863	$256,120
Services	64,892	92,335	129,118	184,485
Total net revenue	156,047	215,452	325,981	440,605
Cost of revenue	120,197	170,203	249,663	351,110
Gross profit margin	23.0%	21.0%	23.4%	20.3%
Selling, general and administrative	21,810	31,165	48,668	53,392
Amortization of intangible assets	5,359	6,911	11,894	14,188
Interest expense	7,825	8,733	15,648	17,902
All other expenses, net	2,161	809	4,160	235
Total costs and expenses	37,155	47,618	80,370	85,717
(Loss) income before income taxes	(1,305)	(2,369)	(4,052)	3,778
Income tax expense	891	1,188	1,695	2,543
Net (loss) income	$(2,196)	$(3,557)	$(5,747)	$1,235

Net Revenue

Total net revenue for the second quarter decreased $59.4 million, or 27.6%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by $32.0 million, primarily driven by lower volume, partially offset by a higher average price per package mailed. Within the Supply Chain segment, net revenues decreased by $27.4 million due to lower volume.

Total net revenue for the six months ended January 31, 2021 decreased $114.6 million, or 26.0%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by $59.3 million, primarily driven by lower volume, partially offset by a higher average price per package mailed. Within the Supply Chain segment, net revenues decreased by $55.4 million due to lower volume.

Cost of Revenue

Cost of revenue for the second quarter decreased $50.0 million, or 29.4%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both the Direct Marketing and Supply Chain segments. The increase in gross profit margin during the second quarter is attributable to a change in customer mix, our focus on customer rationalization to improve profitability, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Cost of revenue for the six months ended January 31, 2021 decreased $101.4 million, or 28.9%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both the Direct Marketing and Supply Chain segments. The increase in gross profit margin during the current year period is also attributable to a change in customer mix, our focus on customer rationalization to improve profitability, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Selling, General and Administrative

Selling, general and administrative expenses for the second quarter decreased $9.4 million, or 30.0%, as compared to the same period in the prior year, primarily due to decreases in employee-related, sales and marketing, and outsourced services costs as a result of the COVID-19 pandemic, as well as decreases in restructuring and other expenses.

Selling, general and administrative expenses for the six months ended January 31, 2021 decreased $4.7 million, or 8.8%, as compared to the same period in the prior year, primarily due to decreases in employee-related, sales and marketing, and outsourced services costs, as well as other expenses, as a result of the COVID-19 pandemic, partially offset by an increase in accrued taxes.

Amortization of Intangible Assets

Amortization of intangibles assets for the second quarter decreased $1.6 million, or 22.5%, as compared to the same period in the prior year. Amortization of intangibles assets for the six months ended January 31, 2021 decreased $2.3 million, or 16.2%, as compared to the same period in the prior year. Amortization expense decreased in both periods as our trademarks and tradenames were fully amortized in December 2020, and our customer relationships are amortized using an accelerated method, which reflects the pattern in which we receive the economic benefit of the asset.

Interest Expense

Interest expense for the second quarter decreased $0.9 million, or 10.4%, as compared to the same period in the prior year. Interest expense for the six months ended January 31, 2021 decreased $2.3 million, or 12.6%, as compared to the same period in the prior year. The decrease in interest expense for both periods was primarily due to lower variable interest rates on outstanding debt.

All Other Expenses, Net

All other expenses, net for the second quarter increased $1.4 million, as compared to the same period in the prior year. All other expenses, net for the six months ended January 31, 2021 increased $3.9 million, as compared to the same period in the prior year. The increase in all other expenses for both periods was primarily due to increases in foreign exchange losses in the Supply Chain segment.

Income Tax Expense

Income tax expense for the second quarter decreased $0.3 million, 25.0%, as compared to the same period in the prior year. Income tax expense for the six months ended January 31, 2021 decreased $0.8 million, 33.3%, as compared to the same period in the prior year. The decrease in income tax expense for both periods was primarily due to lower taxable income in foreign jurisdictions.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the second quarter totaled $1.1 million, or 0.7% of net revenue, as compared to $6.3 million, or 2.9% of net revenue, for the same period in the prior year. Capital expenditures for the six months ended January 31, 2021 totaled $2.2 million, or 0.7% of net revenue, as compared to $10.4 million, or 2.4% of net revenue, for the same period in the prior year. The decrease in capital expenditures for both periods was primarily due to reduced spending as the result of the COVID-19 pandemic.

Adjusted EBITDA

Adjusted EBITDA for the second quarter decreased $1.3 million, or 5.9%, as compared to the same period in the prior year, primarily due to reduced gross profit, offset partially by a reduction in certain operating expenses.

Adjusted EBITDA for the six months ended January 31, 2021 decreased $1.6 million, or 3.6%, as compared to the same period in the prior year, primarily due to reduced gross profit, offset partially by a reduction in certain operating expenses.

Liquidity and Capital Resources

As of January 31, 2021, the Company had cash and cash equivalents of $87.6 million. As of January 31, 2021, IWCO Direct and ModusLink had a readily available borrowing capacity of $25.0 million and $8.8 million, respectively, under their credit facilities.

As of January 31, 2021, total debt outstanding, net of unamortized discounts and issuance costs, was $376.9 million, which was comprised of a $369.0 million term loan due December 15, 2022 and a $14.9 million 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct delivers highly-effective data-driven marketing solutions for its customers, which represent some of the largest and most respected brands in the world in markets such as insurance, financial services and multiple system operators (cable or direct broadcasting satellite TV systems). Its full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics programs for direct mail. Through its Mail-Gard® division, IWCO Direct also offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct was named one of the largest direct mail production providers in North America, with the largest platform of continuous digital print technology and a growing direct marketing agency service. IWCO Direct's solutions enable customers to improve customer lifetime value, which, in turn, has led to longer customer relationships. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

ModusLink is a leader in global supply chain business process management, serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities with sites in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	January 31, 2021	July 31, 2020
	(unaudited)
Assets:
Cash and cash equivalents	$87,649	$75,887
Accounts receivable, trade, net	86,455	93,072
Inventories, net	13,942	15,354
Funds held for clients	6,604	18,755
Prepaid expenses and other current assets	24,680	20,475
Total current assets	219,330	223,543
Property and equipment, net	70,684	79,678
Goodwill	257,128	257,128
Other intangible assets, net	123,369	135,263
Operating lease right-of-use assets	48,903	56,140
Other assets	6,482	7,420
Total assets	$725,896	$759,172

Liabilities:
Accounts payable	$56,779	$70,002
Accrued expenses	111,251	111,380
Funds held for clients	6,604	18,755
Current portion of long-term debt	5,582	5,527
Current lease obligations	13,246	14,318
Other current liabilities	29,843	29,950
Total current liabilities	223,305	249,932
Convertible note payable	8,659	8,054
Long-term debt, excluding current portion	362,638	365,468
Long-term lease obligations	37,181	43,211
Other long-term liabilities	11,186	8,509
Total liabilities	642,969	675,174

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' equity	47,747	48,818

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$725,896	$759,172

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2021	2020	Fav (Unfav)	2021	2020	Fav (Unfav)
Net revenue:
Products	$91,155	$123,117	(26.0)%	$196,863	$256,120	(23.1)%
Services	64,892	92,335	(29.7)%	129,118	184,485	(30.0)%
Total net revenue	156,047	215,452	(27.6)%	325,981	440,605	(26.0)%
Cost of revenue	120,197	170,203	29.4%	249,663	351,110	28.9%
Gross profit	35,850	45,249	(20.8)%	76,318	89,495	(14.7)%
Gross profit margin	23.0%	21.0%		23.4%	20.3%
Operating expenses:
Selling, general and administrative	21,810	31,165	30.0%	48,668	53,392	8.8%
Amortization of intangible assets	5,359	6,911	22.5%	11,894	14,188	16.2%
Total operating expenses	27,169	38,076	28.6%	60,562	67,580	10.4%
Operating income	8,681	7,173	21.0%	15,756	21,915	(28.1)%
Total other expense	(9,986)	(9,542)	(4.7)%	(19,808)	(18,137)	(9.2)%
(Loss) income before income taxes	(1,305)	(2,369)	44.9%	(4,052)	3,778	(207.3)%
Income tax expense	891	1,188	25.0%	1,695	2,543	33.3%
Net (loss) income	(2,196)	(3,557)	38.3%	(5,747)	1,235	(565.3)%
Less: Preferred dividends on redeemable preferred stock	(530)	(531)	0.2%	(1,067)	(1,067)	—%
Net (loss) income attributable to common stockholders	$(2,726)	$(4,088)	33.3%	$(6,814)	$168	(4,156.0)%

Basic net (loss) earnings per share attributable to common stockholders	$(0.04)	$(0.07)		$(0.11)	$0.00
Diluted net (loss) earnings per share attributable to common stockholders	$(0.04)	$(0.07)		$(0.11)	$0.00
Weighted average common shares used in:
Basic (loss) earnings per share	62,028	61,538		61,961	61,469
Diluted (loss) earnings per share	62,028	61,538		61,961	61,482

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Net revenue:
Direct Marketing	$91,155	$123,117	$196,863	$256,120
Supply Chain	64,892	92,335	129,118	184,485
	$156,047	$215,452	$325,981	$440,605
Operating income:
Direct Marketing	$5,769	$4,217	$10,706	$15,420
Supply Chain	4,957	5,763	10,108	12,273
Total segment operating income	10,726	9,980	20,814	27,693
Corporate-level activity	(2,045)	(2,807)	(5,058)	(5,778)
Total operating income	8,681	7,173	15,756	21,915
Total other expense	(9,986)	(9,542)	(19,808)	(18,137)
(Loss) income before income taxes	$(1,305)	$(2,369)	$(4,052)	$3,778

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Net (loss) income	$(2,196)	$(3,557)	$(5,747)	$1,235

Interest income	—	(14)	(20)	(30)
Interest expense	7,825	8,733	15,648	17,902
Income tax expense	891	1,188	1,695	2,543
Depreciation	5,337	5,785	11,117	11,374
Amortization of intangible assets	5,359	6,911	11,894	14,188
EBITDA	17,216	19,046	34,587	47,212

Strategic consulting and other related professional fees	102	—	165	—
Executive severance and employee retention	—	62	—	372
Restructuring and restructuring-related expense	37	922	1,218	922
Share-based compensation	158	196	346	372
Loss on sale of long-lived assets	37	8	40	38
Unrealized foreign exchange losses, net	2,712	371	4,773	561
Other non-cash (gains) losses, net	(314)	36	(10)	(58)
Adjustments related to certain tax liabilities	1,263	1,891	2,628	(4,054)
Adjusted EBITDA	$21,211	$22,532	$43,747	$45,365

Net revenue	$156,047	$215,452	$325,981	$440,605
Adjusted EBITDA margin	13.6%	10.5%	13.4%	10.3%

Free Cash Flow Reconciliation:

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(20,541)	$(7,537)	$5,186	$14,873
Additions to property and equipment	(1,101)	(6,298)	(2,160)	(10,370)
Free cash flow	$(21,642)	$(13,835)	$3,026	$4,503

Net Debt Reconciliation:

	January 31, 2021	July 31, 2020
Total debt, net	$376,879	$379,049
Unamortized discounts and issuance costs	7,033	7,863
Cash and cash equivalents	(87,649)	(75,887)
Net debt	$296,263	$311,025

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities and (gains) losses on investments in affiliates. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; and the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on September 30, 2020. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com